Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements of Ambassadors International, Inc. of our report dated April 14, 2009 (except for the Consolidated Balance Sheets, the Consolidated Statements of Operations, the Consolidated Statements of Changes in Stockholders’ Equity, the Consolidated Statements of Cash Flows, Note 2, Note 3, Note 4, Note 5, Note 6, Note 8, Note 9, Note 11, Note 13, Note 18, and Note 19, as to which the date is September 25, 2009), with respect to the consolidated financial statements and schedule of Ambassadors International, Inc. included in this Current Report (Form 8-K) for the year ended December 31, 2008.
1.	Registration Statement (Form S-8 No. 333-13405) pertaining to the Amended and Restated Equity Participation Plan of Ambassadors International, Inc.,

2.	Registration Statement (Form S-8 No. 333-81023) pertaining to the Amended and Restated Equity Participation Plan of Ambassadors International, Inc.,

3.	Registration Statement (Form S-8 No. 333-104280) pertaining to the Amended and Restated Equity Participation Plan of Ambassadors International, Inc.,

4.	Registration Statement (Form S-8 No. 333-129404) pertaining to the Amended and Restated Equity Participation Plan of Ambassadors International, Inc.,

5.	Registration Statement (Form S-8 No. 333-143958) pertaining to the Amended and Restated Equity Participation Plan of Ambassadors International, Inc.,

6.	Registration Statement (Form S-3/A No. 333-144999) pertaining to the registration of 1,734,002 shares of common stock to be issued upon conversion of the 3.75% Convertible Notes due 2027.
/s/ ERNST & YOUNG
Irvine, California
September 25, 2009